Exhibit 99.3

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Gains Court Approval of Exit Financing;
Will Emerge from Chapter 11 on February 28

ST. LOUIS – February 26, 2008 – Solutia Inc. (NYSE: SOA-WI) today announced it has received bankruptcy court approval of its exit financing and related matters.  Under this exit financing agreement, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., and Deutsche Bank Securities Inc. will fund Solutia’s $2.05 billion exit financing package on February 28, 2008, at which time Solutia’s plan of reorganization will become effective and the company will emerge from Chapter 11.

“With this court approval, Solutia is poised to emerge as a successfully repositioned performance materials company with a diversified portfolio of market-leading businesses,” said Jeffry N. Quinn, chairman, president and CEO of Solutia Inc.

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Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” “scheduled to” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  These statements, including our intention to enter into the credit facilities, are subject to risks and uncertainties, including without limitation, general market conditions, our ability to satisfy closing conditions, the performance of the company's business and other risks detailed from time-to-time in the company's filings with the Securities and Exchange Commission.   Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Source: Solutia Inc.

St. Louis

2/26/08

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